THE EFFECTIVENESS AND ENFORCEABILITY OF THIS SUBLEASE AGREEMENT IS EXPLICITLY CONDITIONED UPON THE RECEIPT BY TASC, INC. OF THE WRITTEN APPROVAL OF THIS DOCUMENT BY THE "LANDLORD" AS HEREIN DEFINED.


SUBLEASE



BETWEEN
TASC, INC
AND
XYVISION, Inc.
Dated as of September , 1997


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   TABLE OF CONTENTS

      Page
     ARTICLE I
      DEFINITIONS, REFERENCE AND EXHIBITS 2
          SECTION 1.1  Definitions 2
          SECTION 1.2  Effect of Reference to Definitions 4

          SECTION 1.3  Exhibits and Schedules 4 ARTICLE II

      SUBLEASED PREMISES, TERM, COMMENCEMENT OF TERM, AND USE 5

          SECTION 2.1  5
              (a)  Subleased Premises  5
              (b)  Common Facilities  5
          SECTION 2.2  Term 5
          SECTION 2.3  Use 5
          SECTION 2.4  Option to Extend  6 ARTICLE III

      RENT, ITS DETERMINATION, COMMENCEMENT AND METHOD OF PAYMENt 7

          SECTION 3.1  Fixed Annual Rent 7
          SECTION 3.2  Payment of Rent 7
          SECTION 3.3  Operating Expense Charge  7
          SECTION 3.4  Initial Payments 7
          SECTION 3.5  Security Deposit 8

     ARTICLE IV
      UTILITIES AND SERVICES  9

     ARTICLE V
      INSURANCE  10

          SECTION 5.1  Increases in Coverage  10
          SECTION 5.2  Required Coverage 10
          SECTION 5.3  Disposition of Insurance Policies  10

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          SECTION 5.4  Waiver of Subrogation  10
          SECTION 5.5  Blanket Policies  11

     ARTICLE VI
      SUBTENANT'S ADDITIONAL COVENANTS 11
          SECTION 6.1  Performing Obligations  11
          SECTION 6.2  Use 11
          SECTION 6.3  Subtenant Maintenance and Repair 11
          SECTION 6.4  Changes and Alterations 12
          SECTION 6.5  Payment for Subtenant's Work 12
          SECTION 6.6  Compliance with Laws 12
          SECTION 6.7  Indemnity 12
          SECTION 6.8  Personal Property at Subtenant's Risk 13
          SECTION 6.9  Yield Up 13
          SECTION 6.10  Subordination 13
          SECTION 6.11  Estoppel Certificates 14
          SECTION 6.12  Nuisance 14
          SECTION 6.13  Rules and Regulations 15
          SECTION 6.14  Signs 15
          SECTION 6.15  Permits, Approvals, etc 15
          SECTION 6.16  Workman's Compensation Insurance 15
          SECTION 6.17  Inspection of Subleased Premises 15
          SECTION 6.18  Non-Exclusive Common Areas 16
          SECTION 6.19  Tenant's Environmental Indemnity 16

     ARTICLE VII
      SUBLANDLORD MAINTENANCE, REPAIR AND ALTERATIONS 18

          SECTION 7.1  Initial Improvements 18
          SECTION 7.2  Landlord's Repair Obligation 18
          SECTION 7.3  Access 19
          SECTION 7.4  Cleaning Services 19
          SECTION 7.5  Sublandlord's Reservations 19

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          SECTION 7.6  Interruption of Utilities 20

     ARTICLE VIII
      QUIET ENJOYMENT 20
     ARTICLE IX
      DAMAGE AND EMINENT DOMAIN 20
          SECTION 9.1  Fire or Other Casualty 20
          SECTION 9.2  Eminent Domain 21
     ARTICLE X
      DEFAULTS BY SUBTENANT AND REMEDIES 22
          SECTION 10.1  Defaults 22
          SECTION 10.2  Subordination of Claims 25

     ARTICLE XI
      ASSIGNMENT AND SUBLETTING 25
          SECTION 11.1  Assignment of Sublease by Sublandlord 25
          SECTION 11.2  Assignment and Subletting by Subtenant 26
          SECTION 11.3  Intentionally Deleted 26
          SECTION 11.4  Intentionally Deleted 26
          SECTION 11.5  No Waiver or Release 26

  ARTICLE XII
      HOLDING OVER 27

     ARTICLE XIII
      MISCELLANEOUS PROVISIONS 27
          SECTION 13.1  Representations and Warranties 27
          SECTION 13.2  Sublandlord/Subtenant Relationship 27
          SECTION 13.3  Broker 27
          SECTION 13.4  Notices 28
          SECTION 13.5  Notice of Sublease 28
          SECTION 13.6  Applicable Law, Severability, Construction 28
          SECTION 13.7  Successors and Assigns 28

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          SECTION 13.8  Sublease Subject to Overlease  29
          SECTION 13.9  Common Facilities 29
          SECTION 13.10  Non-Competition for Employees  30
          SECTION 13.11  Right of First Offer 31
          SECTION 13.12  Handicapped Access 31
          SECTION 13.13  Temporary Storage 32


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SUBLEASE


       THIS Sublease AGREEMENT, dated September ___, 1997 is made by and between TASC, Inc. (formerly known as The Analytic Sciences Corporation), a Massachusetts corporation having a business address of 55 Walkers Brook Drive, Reading, Massachusetts 01867-3297 ("Sublandlord") and Xyvision, Inc. a Delaware corporation having a business address of 101 Edgewater Drive, Wakefield, MA ("Subtenant")

       RECITALS:

       WHEREAS, Arthur Gelb and Harry B. Silverman, as Trustees of TASC Realty Trust, established under a Declaration of Trust dated June 1, 1984 and recorded with the Middlesex South Registry of Deeds in Book 15891, page 33 ("Landlord") is the owner in fee of (i) all of that certain parcel of land situated in the Town of Reading, County of Middlesex, and Commonwealth of Massachusetts, as more particularly described in Exhibit A-1 attached hereto and made a part hereof ("Site One"), and the building located thereon currently known as and numbered 55 Walkers Brook Drive, Reading, Massachusetts (the "Original Building") and (ii) all of that certain parcel adjacent to Site One, as more particularly described in Exhibit A-2 attached hereto and made a part hereof ("Site Two" and, together with Site One, the "Site"), and the buildings located thereon, one building consisting of approximately 11,200 square feet and known as the Butler Building (the "Butler Building") and the other building consisting of approximately 35,000 square feet ("Building II" and, together with the Butler Building and the Original Building, the "Buildings")

       WHEREAS, Landlord has leased the Site and the Buildings to Sublandlord pursuant to that certain Lease dated August 8, 1991 (the "Overlease"); and

       WHEREAS, Subtenant desires to lease from Sublandlord, and Sublandlord desires to lease to Subtenant, a portion of Building II consisting of approximately 31,200 sq. ft. located on three floors in Building II, all as more particularly described on Exhibit A-3 attached hereto and made a part hereof (the "Subleased Premises").

       NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below.

       ARTICLE I
       DEFINITIONS, REFERENCE AND EXHIBITS


SECTION 1.1  Definitions


Buildings: The Original Building, the Butler Building, Building II or all or any of them as appropriate.


Building II: The building situated on Site Two containing approximately 35,000 square feet of gross rentable building area.


Butler Building: The building situated on Site Two containing approximately 11,200 square feet of gross rentable building area.


First Extended Term: That two year period commencing on February 1, 2002 and ending on January 31, 2004 for which Subtenant may elect to extend the Original Term of this Sublease in accordance with Section 2.4 hereof.


Fixed Annual Rent: The annual rent payable by Subtenant to Sublandlord during the Sublease Term, as such annual rent may be adjusted during the Second Extended Term, all as set forth in Section 3.1 of this Sublease.



Landlord and Mailing Address: Arthur Gelb and Harry B. Silverman, as Trustees of TASC
    Realty Trust u/d/t dated June 1, 1984
    55 Walkers Brook Drive
     Reading, Massachusetts 01867


Original Building: The free-standing building containing approximately 139,200 square feet of gross rentable building area situated on Site One and currently known as and numbered 55 Walkers Brook Drive, Reading,


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Massachusetts.


Original Term: The original term of this Sublease shall commence on February 1, 1998 and shall continue through January 31, 2002, unless earlier terminated in accordance with the terms and conditions of this Sublease.


Permitted Uses: Office and related uses associated with a software company including, without limitation, programming, research and development, training, sales and marketing, provided that such uses are permitted under the provisions of the Zoning By-Laws of the Town of Reading, Massachusetts and not otherwise prohibited by any law, regulation, ordinance or order of the Town of Reading, Massachusetts, the Commonwealth of Massachusetts or the United States of America.


Rent: The Fixed Annual Rents, Subtenant's Operating Expense Charge and any other charges or sums payable by Subtenant as additional rent or otherwise under this Sublease.


Second Extended Term: That two year period commencing on February 1, 2004 and ending on January 31, 2006 for which Subtenant may elect to extend the Original Term of this Sublease, as extended by the First Extended Term, in accordance with Section 2.4 hereof.


Site: Site One, Site Two or each of them, as appropriate. Site One and Site Two contain in the aggregate approximately 13.287 acres of land.


Site One: All that certain plot, piece or parcel of land situate, lying and being in Reading, Middlesex County, Massachusetts, containing approximately
8.502 acres of land, as more particularly described in Exhibit A-1 attached to the Sublease, upon which the Original Building is situated.


Site Two: All that certain plot, piece or parcel of land situate, lying and being in Reading, Middlesex County, Massachusetts, containing approximately
4.785 acres of land and all that certain plot, piece or parcel of land situate, lying and being in Reading, Middlesex County, Massachusetts located northwesterly of the 4.785 acre parcel described above and containing approximately .556 acres, as more particularly described in Exhibit A-2 attached to the Sublease, upon which the Butler Building and Building II are situated.


Sublandlord and Mailing Address:  TASC, Inc.
      55 Walkers Brook Drive
      Reading, Massachusetts 01867-3297


Sublease Term: The Original Term as the same may be extended, or earlier terminated, in accordance with the terms and conditions of this Sublease.


Sublease Year: The first year of the Sublease will commence on February 1, 1998 and terminate on January 31, 1999. The second and succeeding Sublease years each shall be a period of twelve (12) consecutive months, commencing on the next February 1st.


Subtenant and Mailing: Prior to February 1, 1998, Subtenant's mailing address address: will be:
      Xyvision, Inc.
      101 Edgewater Drive
      Wakefield, Massachusetts 01880
      Attention: Eugene P. Seneta


      On and after February 1, 1998 Subtenant's mailing address will be:
      Xyvision, Inc.
      55 Walkers Brook Drive
      Reading, Massachusetts 01867


Term Commencement February 1, 1998.
Date:

       SECTION 1.2 Effect of Reference to Definitions. Each reference in this Sublease to any of the

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     Definitions contained in Section 1.1 shall be construed to incorporate the data stated under that title.

       SECTION 1.3 Exhibits and Schedules. The exhibits and schedules listed in and attached to this Sublease are incorporated by reference and are a part of this Sublease.


       ARTICLE II
       SUBLEASED PREMISES, TERM, COMMENCEMENT OF TERM, AND USE


       SECTION 2.1

       (a) Subleased Premises.   Sublandlord hereby subleases to Subtenant,
        subject to and with the benefit of the terms, covenants, conditions and provisions of this Sublease, the Subleased Premises.

       (b) Common Facilities.   Subtenant shall have as appurtenant to the
    Subleased Premises, the right to use in common with others entitled thereto: (a) common walkways, driveways, lobbies, hallways, ramps, stairways, elevators, loading platforms located in Building II or on Site Two and the parking areas shown in the cross hatched area on Exhibit B attached hereto; (b) the common pipes, ducts, conduits, wires and appurtenant equipment serving the Subleased Premises; and (c) if the Subleased Premises include less than the entire rental area of any floor, the common facilities, if any, of such floor. Subtenant's right to use such area shall be subject to reasonable Rules and Regulations from time to time promulgated by Sublandlord. Subtenant understands that Subtenant's use of the Common Facilities and the Subleased Premises must be in accordance with the United States Department of Defense security regulations applicable to Sublandlord and the Subtenant agrees that Rules and Regulations required by such Department of Defense Security Regulations shall be deemed reasonable for the purposes of this Section
    2.1. Subtenant agrees not to unreasonably withhold or delay its consent to any change in the common areas proposed by Sublandlord; provided that such change does not materially reduce Subtenant's Subleased Premises nor materially diminish Subtenant's use or enjoyment thereof.

       SECTION 2.2 Term. TO HAVE AND TO HOLD the Subleased Premises for the Original Term, as the Original Term may be extended pursuant to the terms of this Sublease, commencing on February 1, 1998, subject to the terms, covenants, agreements and conditions contained in this Sublease. Notwithstanding anything herein to the contrary, Subtenant may occupy and use the Subleased Premises on or after January 2, 1998, subject to the terms hereof. Subtenant may thereafter begin to move into, occupy and use the Subleased Premises, all in accordance with the terms hereof.

       SECTION 2.3 Use. Subtenant shall use and occupy the Subleased Premises solely for the Permitted Uses and for no other use or purpose without the prior written consent of Sublandlord and Landlord, which consent shall not be unreasonably withheld or delayed. Subtenant shall not use or occupy the Subleased Premises for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance to the Sublandlord or Landlord. Subtenant shall, in connection with its use of the Subleased Premises, comply with all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, and orders of the United States of America, the Commonwealth of Massachusetts, the Town of Reading, and any other public or quasi-public authority having jurisdiction over the Subleased Premises, concerning the use, occupancy and condition of the Subleased Premises and all machinery, equipment and furnishings therein.

       Subtenant shall pay any business, rent or other taxes that are now or hereafter levied upon Subtenant's use or occupancy of the Subleased Premises, or Subtenant's equipment, fixtures or personal property. In the event that any such taxes are enacted, changed or altered so that any of such taxes are levied against Sublandlord or Landlord, or the mode of collection of such taxes is changed so that Sublandlord or Landlord are responsible for collection or payment of such taxes, Subtenant shall pay any and all such taxes to Sublandlord or Landlord upon written demand from Sublandlord specifying the party to whom such payments are to be made. Notwithstanding the foregoing, Subtenant shall in no event be responsible for Sublandlord's or Landlord's income tax liability.

       SECTION 2.4 Option to Extend. Unless on or before February 1, 2001 Sublandlord has given Subtenant written notice of its intention to terminate this Sublease at the end of the Original Term, and provided that Subtenant is not in default under this Sublease beyond applicable grace or cure periods (and provided that Subtenant subsequently cures such default within the applicable grace period), Subtenant shall have the right to extend the Original Term of this Sublease for the First Extended Term by providing written notice to Sublandlord on or before May 1, 2001. Upon the exercise of such right to extend by Subtenant, the


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   term of this Sublease shall be automatically extended upon all of the same terms and conditions set forth herein, except that Tenant's Operating Expense Charge shall be adjusted for the First Extended Term as set forth in Section 3.1. In the event that Subtenant does not so notify Sublandlord on or before May 1, 2001, Subtenant shall be deemed to have irrevocably waived its rights to extend the Sublease pursuant to this Section 2.4.

       Unless on or before February 1, 2003 Sublandlord has notified Subtenant in writing of Sublandlord intention to terminate this Sublease at the end of the First Extended Term and provided that Subtenant has exercised the initial option to extend this Sublease as provided above and provided further that Subtenant is not in default under this Sublease beyond applicable grace or cure periods (and provided that Subtenant subsequently cures such default within the applicable grace period), Subtenant shall have the right to further extend this Sublease for the Second Extended Term by providing written notice to Sublandlord on or before May 1, 2003. Upon the exercise of such right to extend by Subtenant, the term of this Sublease shall be automatically extended upon all of the same terms and conditions set forth herein except that Fixed Annual Rent shall be adjusted for the Second Extended Term as set forth in Section 3.1 and Subtenant's Operating Expense Charge shall be adjusted as set forth in Section 3.3. Subject to the terms hereof, in the event that Subtenant does not so notify Sublandlord on or before May 1, 2003, Subtenant shall be deemed to have irrevocably waived its rights to extend the Sublease for the Second Extended Term pursuant to this Section 2.4.

       ARTICLE III
       RENT, ITS DETERMINATION, COMMENCEMENT AND
       METHOD OF PAYMENT

       SECTION 3.1 Fixed Annual Rent. Commencing on February 1, 1998, Subtenant covenants and agrees to pay to Sublandlord Fixed Annual Rent in the amount of $436,800 per year in equal monthly installments of $36,400 in advance on the first day of each calendar month included in the Original Term, and if applicable, each Extended Term; and for any portion of a calendar month at the beginning or end of the Original Term and the Extended Terms, if exercised, at the applicable rate payable in advance prorated for the number of days in such portion. Fixed Annual Rent for the First Extended Term, if exercised, shall remain $436,800 per year. Fixed Annual Rent for the Second Extended Term, if exercised, shall be increased to $468,000 per year and monthly Fixed Annual Rent payment shall be increased to $39,000.

       SECTION 3.2 Payment of Rent. All Rent shall be paid to Sublandlord in legal tender of the United States, without setoff, deduction or demand, at the address to which notices to Sublandlord are to be given or to such other party or to such other address as Sublandlord may designate from time to time by written notice to Subtenant. If Sublandlord shall at any time accept Rent after it shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions or constitute or be construed as a waiver of any of Sublandlord's rights hereunder.

       SECTION 3.3 Operating Expense Charge. In addition to paying Fixed Annual Rent, Subtenant shall also pay to Sublandlord an additional sum ("Subtenant's Operating Expense Charge") to in part compensate Sublandlord for Subtenant's proportionate share of operating expenses and "Carrying Costs" (as such term is defined in the Overlease) for the Site and Buildings. Subtenant and Sublandlord recognize and agree that it is extremely difficult to compute Subtenant's fair share of operating expenses and Carrying Costs and, as a consequence, each hereby agrees that Subtenant's Operating Expense Charge shall be $156,000 for the period commencing on February 1, 1998 and ending on January 31, 1999, which amount shall be payable to Sublandlord in equal monthly payments of $13,000 on the first day of each month commencing on February 1, 1998. Subtenant's Operating Expense Charge shall be increased by 4% annually beginning on February 1, 1999 and shall continue to increase by 4% per year thereafter on each February 1st during the Original Term and, if applicable, during the First Extension Term and the Second Extension Term.

       SECTION 3.4 Initial Payments. In order to compensate Sublandlord for the cost of Sublandlord's Work (as hereinafter defined) and to compensate Sublandlord for the cost of Landlord's restoration of the Subleased Premises following the expiration or earlier termination of the Sublease Term (without relieving Subtenant of any of its obligations with respect to such restoration, including without limitation those obligations set forth in Section 6.9), Subtenant hereby agrees to pay to Sublandlord three (3) payments of $50,000 (Fifty Thousand Dollars) each on November 1, 1997, December 1, 1997 and January 1, 1998. Like all other payments due hereunder from Subtenant, the three (3) payments of $50,000 each shall be secured by the Letter of Credit hereinafter referred to.


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       SECTION 3.5   Security Deposit. Upon execution of this Sublease,
   Subtenant shall deliver to Sublandlord an unconditional, irrevocable letter of credit from a financial institution acceptable to Sublandlord (which financial institution shall have a net worth of no less than $250,000,000) in the original amount of Four Hundred Forty-four Thousand Six Hundred Dollars ($444,600) in the form attached hereto as Exhibit C (the "Letter of Credit"). The Letter of Credit shall have an expiration date no earlier than one (1) year after the date hereof. Not later than thirty (30) days before the scheduled expiration date of such Letter of Credit, Subtenant shall deliver to Sublandlord a replacement Letter of Credit meeting the requirements set forth herein with an expiration date no earlier than one
   (1) year after the scheduled expiration date of the Letter of Credit then being held by Sublandlord. Subtenant's failure to deliver such replacement Letter of Credit in form reasonably acceptable to Sublandlord by the date set forth above shall give Sublandlord the right to immediately call the Letter of Credit and hold the proceeds thereof as Subtenant's security deposit hereunder. After receipt of a written request from Subtenant to do so, Sublandlord agrees to review (but no more frequently than once during each twelve (12) month period during the Sublease Term hereof) Subtenant's financial performance and net worth. If Subtenant's financial performance and net worth have substantially improved from and after the date hereof, such that in Sublandlord's sole judgment, the amount of the Letter of Credit may be reduced without creating a material greater risk to Sublandlord, then Sublandlord shall agree to allow Subtenant to thereafter decrease the amount of the Letter of Credit to an amount specified in writing by Sublandlord. During the final twelve (12) months of the Original Term, the amount of the Letter of Credit may be reduced on a monthly basis, provided that, at all times during such final twelve (12) months of the Original Term, the Letter of Credit amount shall be no less than the Fixed Annual Rent due over the then remaining term. Notwithstanding anything herein to the contrary, in the event that Subtenant elects to extend the Sublease Term for either the First Extended Term or the Second Extended Term, the amount of the Letter of Credit shall not be reduced during the final twelve (12) months of the Original Term. Rather, the Letter of Credit shall be so reduced during the last twelve (12) months of the First Extended Term, unless Subtenant has exercised its right to extend for the Second Extended Term, in which event the Letter of Credit shall be so reduced during the last twelve (12) months of the Second Extended Term. It is understood and agreed that if any default by Subtenant occurs hereunder, which extends beyond applicable grace or cure periods, Sublandlord may call the Letter of Credit and use, apply or retain the whole or any part of the proceeds thereof to the extent required for payment of any Fixed Annual Rent, Tenant's Operating Expense Charge or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of any default by Subtenant hereunder, including, but not limited to, any damage or deficiency accrued before or after summary proceedings or other reentry by Sublandlord. It is agreed that Sublandlord shall always have the right to call the Letter of Credit and apply the proceeds thereof or any part thereof, as aforesaid, without prejudice to any other remedy or remedies which Sublandlord may have, or Sublandlord may pursue any other such remedy or remedies in lieu of calling the Letter of Credit and applying the proceeds thereof or any part thereof. The Letter of Credit and, after a draw thereunder in accordance with the provisions of this Sublease, any proceeds thereof, (not used by Sublandlord to make payments required by Subtenant hereunder) will be held by Sublandlord as security. Sublandlord shall not have any obligation to segregate the proceeds drawn under such Letter of Credit in accordance with the provisions of this Sublease from any other funds held by Landlord or to accrue interest thereon for the benefit of Subtenant. If Sublandlord shall call the Letter of Credit and apply the proceeds thereof or any part thereof, as aforesaid, Subtenant shall immediately upon written demand pay to Sublandlord the amount so applied to restore the security deposit to its original amount. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the Letter of Credit, or any remaining proceeds thereof, shall be returned to Subtenant within thirty (30) days after the expiration of the Sublease Term and after delivery of full possession of the Subleased Premises to Sublandlord in accordance with the terms hereof. In the event of a sale or other transfer of this Sublease by Sublandlord, Sublandlord shall have the right to transfer the Letter of Credit and the proceeds thereof to the grantee, transferee or lessee and Sublandlord shall thereupon be released by Subtenant from any and all liability with respect thereto, its application and return, and Subtenant agrees to look solely to the grantee, transferee or lessee. If such Letter of Credit does not permit the transfer thereof to any such grantee, transferee or lessee, Subtenant shall promptly arrange for the issuance of a substitute Letter of Credit for the benefit of such grantee, transferee or lessee. The reasonable administrative costs of issuing such substitute Letter of Credit shall be paid by Sublandlord; provided, however, that Sublandlord shall not be obligated to pay in excess of $100.00 with respect thereto. It is further understood that this provision shall also apply to subsequent grantees, transferees and lessees. Subtenant further covenants that it will not assign or encumber nor attempt to assign or encumber the security deposit and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment,


                                       10
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   encumbrance, attempted assignment or attempted encumbrance. Any assignment or encumbrance of the Letter of Credit or any proceeds thereof by Subtenant shall be null and void and without force or effect at law or in equity.

       ARTICLE IV
       UTILITIES AND SERVICES

       Subtenant shall contract or arrange for and pay, as the same shall become due, all utilities and services for the Subleased Premises, including, without limitation, oil, gas, electricity, water and sewer service and any other public service furnished to the Subleased Premises. Subtenant shall provide all heat and air conditioning at its sole cost and expense. Subtenant understands and acknowledges that Subtenant is obligated to pay the cost of heating, air conditioning and providing electricity for lighting to that certain hallway adjacent to the Subleased Premises, leading from the Butler Building to the Original Building.

       ARTICLE V
       INSURANCE

       SECTION 5.1 Increases in Coverage. Subtenant covenants and agrees with Sublandlord that commencing on the Term Commencement Date and thereafter during the Sublease Term, Subtenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Subleased Premises which will in any way increase the rate of fire insurance or other insurance on the Subleased Premises. If any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due as a result of any activity or equipment of Subtenant in or about the Subleased Premises, such statement shall be conclusive evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Subtenant shall be liable for the amount of such increase.

       SECTION 5.2 Required Coverage. No later than January 2, 1998 and throughout the Sublease Term, Subtenant shall obtain and maintain public liability insurance in a company or companies licensed to do business in the Commonwealth of Massachusetts. Said insurance shall be in amounts reasonably approved by Sublandlord from time to time and shall name Sublandlord and Landlord as additional insureds thereunder. Subtenant shall also obtain and maintain for the same period, public liability insurance in a minimum amount of Five Million Dollars ($5,000,000) for injury to one person or more persons in respect to any one accident or occurrence, and One Million Dollars ($1,000,000) for damage to property, or such higher limits as may be reasonably required from time to time by the holder of any mortgage on the Subleased Premises.

       SECTION 5.3 Disposition of Insurance Policies. Subtenant shall furnish Sublandlord with certificates of insurance of all policies of insurance required under Section 5.2 and said policies shall (i) name Sublandlord, Landlord and Landlord's mortgagee as named insureds, as their respective interests may appear, and (ii) provide that the coverage thereunder may not lapse or be canceled without thirty (30) days prior written notice to Sublandlord, Landlord, Landlord's mortgagee and Subtenant.

       SECTION 5.4 Waiver of Subrogation. All insurance whether or not required, carried by Subtenant with respect to the Subleased Premises or occurrences thereon, if Sublandlord or Landlord so request and it can be written without additional premium, shall include either provisions designating Sublandlord and Landlord as insureds or provisions denying to the insurer acquisition by subrogation of rights of recovery against Sublandlord and Landlord to the extent the rights have been waived by Subtenant prior to occurrence of loss or injury. Each party, notwithstanding any provisions of this Sublease to the contrary, waives any rights of recovery against the other, and Subtenant waives such right against Landlord and Landlord, by its consent to this Sublease, waives such right against Subtenant, for loss or injury against which the waiving party is protected by insurance containing provisions denying to the insurer acquisition of rights by subrogation, reserving, however, any rights with respect to any excess of loss or injury over the amount covered by the insurance and with respect to any deductible amount specified in the applicable policy.

       SECTION 5.5 Blanket Policies. Nothing contained herein shall prevent Subtenant from taking out insurance of the kind and in the amounts provided for herein under a blanket insurance policy or policies covering properties other than the Subleased Premises, provided, however, that any such policy or policies of blanket insurance (a) shall specify therein, or Subtenant shall furnish Sublandlord and Landlord with the written statement from the insurers under such policy or policies, specifying the amount of the total insurance allocated to the Subleased Premises, which amount shall not be less than the amounts required herein, and (b) provided further, however, that any such policy or policies of blanket insurance shall, as to the Subleased Premises, otherwise comply as to endorsements and coverage with the provisions herein.


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       ARTICLE VI
       SUBTENANT'S ADDITIONAL COVENANTS

       Subtenant agrees that from and after January 2, 1998 and during the Sublease Term and such further time as Subtenant occupies or uses the Subleased Premises or any part thereof:

       SECTION 6.1 Performing Obligations. To perform promptly all of the obligations of Subtenant set forth in this Sublease, and to pay when due all items of Fixed Annual Rent, Tenant's Operating Expense Charge and all charges, rates and other sums which by the terms of this Sublease are to be paid by Subtenant.

       SECTION 6.2   Use. To use the Subleased Premises only for the Permitted
Uses.

       SECTION 6.3 Subtenant Maintenance and Repair. Subject to Landlord's obligation to repair set forth in Section 7.2 hereof, to keep the Subleased Premises and all fixtures, equipment, improvements, structures, alterations and additions located therein in good repair, and in clean, safe and sanitary condition and to take good care and to maintain same in the same condition as they were at the original commencement of Subtenant's occupancy thereof or as they may be put during such occupancy, reasonable wear and tear, unavoidable damage by fire and other casualty only excepted, and to suffer no waste or injury thereto. At the expiration or other termination of the Sublease Term, Subtenant shall surrender the Subleased Premises, vacuumed, in the same order and condition in which they were at the original commencement of the Subtenant's occupancy thereof or as they may be improved during such occupancy, except as provided herein, ordinary wear and tear, unavoidable damage by fire or other insured casualty only excepted.

       All injury, breakage and damage to the Subleased Premises caused by any act or omission of Subtenant, or of any agent, employee, contractor, customer or invitee of Subtenant, shall be repaired by and at the sole expense of Subtenant, except that, if Subtenant fails to make such repair within ten (10) days after written notice by Sublandlord to Subtenant of any such injury, breakage, or damage, Sublandlord shall have the right, at its option, to make such repairs and to charge Subtenant for all costs and expenses incurred in connection therewith.

       SECTION 6.4 Changes and Alterations. Subtenant shall have no authority, without the express prior written consent of Sublandlord and Landlord, to alter, remodel, reconstruct, demolish or otherwise change the Subleased Premises. Sublandlord agrees not to unreasonably withhold or delay its consent. However, notwithstanding anything herein to the contrary, Sublandlord shall be entitled to withhold its consent if, for any reason, Landlord fails to consent to a request by Subtenant to alter, remodel, reconstruct, demolish or otherwise change the Subleased Premises.

       SECTION 6.5 Payment for Subtenant's Work. To pay promptly when due the entire cost of any work to the Subleased Premises undertaken by Subtenant so that the Subleased Premises shall at all times be free of liens for labor and materials; promptly to clear the record (or post appropriate bonds) of any such lien; to procure all necessary permits before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of first class quality and complying with all governmental requirements; and to save Sublandlord and Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

       SECTION 6.6 Compliance with Laws. Except as provided in Section 13.12 hereof, at Subtenant's expense, to comply promptly with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state or municipal governments, departments, commissions, boards and officers, foreseen and unforeseen, ordinary as well as extraordinary, which may be applicable to the Subleased Premises, and Subtenant's particular use of the Subleased Premises.

       Notwithstanding anything herein to the contrary, Sublandlord shall be responsible for complying with all present and future laws, ordinances, orders, rules, regulations and requirements of all Federal, state or municipal governments, departments, commissions, boards and officers, which relate to the structural components of Building II (or as provided in Section 13.12) for which Sublandlord is responsible pursuant to this Sublease.

       SECTION 6.7 Indemnity. Subtenant shall hold Sublandlord, Landlord and their officers, directors, shareholders, employees, affiliates, agents, servants, contractors, guests, invitees and licensees, harmless and indemnified from, and shall defend such parties against, all injury, loss, claims or damage (including reasonable attorneys' fees) to any person or property while in, on or about the Subleased Premises, including but not limited to claims or damages incurred by reason of any accident with the equipment, elevators, gas,


                                       12
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

   steam oil, water, or other pipes, or in any way growing out of the use, misuse or abuse of gas, steam, oil, electric current, water or from the bursting of any pipes, unless arising from any gross negligence or willful misconduct of the indemnified party, or their agents, servants, employees, agents, or contractors; to save Sublandlord, Landlord and their officers, directors, shareholders, employees, affiliates, agents, servants, contractors, guests, invitees and licensees, harmless and indemnified from, and to defend such parties against, all injury, loss, claims or damage (including reasonable attorneys' fees) to any person or property occasioned by any omission, neglect, misconduct or default of Subtenant or Subtenant's agents, servants, employees, contractors, guests, invitees or licensees.

       SECTION 6.8 Personal Property at Subtenant's Risk. That all personal property and equipment from time to time upon the Subleased Premises shall be at the sole risk of Subtenant; and that Sublandlord and Landlord shall not be liable for any damage which may be caused to the Subleased Premises or to any person by the bursting or leaking of or condensation from any plumbing, cooling or heating pipe or fixture, unless such damage is caused by Sublandlord's gross negligence or willful misconduct.

       SECTION 6.9 Yield Up. At the termination of this Sublease, peaceably to yield up the Subleased Premises clean and in good order, repair and condition, reasonable wear and tear and damage by fire or casualty excepted; and at Subtenant's option, to remove any and all of Subtenant's equipment and furniture, provided, however, that Subtenant shall restore any damage caused by such removal and provided further that if Subtenant fails so to restore the Subleased Premises, then Subtenant shall pay all of Sublandlord's reasonable costs in making such restoration. It is understood and agreed that any non-structural improvements (which are not fixtures) to the Subleased Premises made by Subtenant shall remain the Subtenant's property, and shall be removed by the Subtenant who shall restore any damage caused by such removal or pay Sublandlord's reasonable costs in making such restoration.

       SECTION 6.10 Subordination. This Sublease shall be subject and subordinate to any mortgage encumbering the Subleased Premises, now or anytime hereafter in effect, and, in addition, Landlord and Sublandlord shall have the option to subordinate this Sublease to any mortgage or deed of trust which includes the Subleased Premises as part of the mortgage premises, provided that the holder thereof enters into an agreement (a "Nondisturbance Agreement") with Subtenant by the terms of which (a) in the event of acquisition of title by such holder through foreclosure proceedings or otherwise, provided Subtenant is not in default hereunder beyond applicable grace or cure periods, the holder will agree to recognize the rights of Subtenant under this Sublease and will accept Subtenant as Subtenant of the Subleased Premises under the terms and conditions of this Sublease and (b) Subtenant will agree to recognize the holder of such mortgage as Landlord in such event. This agreement shall be made to expressly bind and inure to the benefit of the successors and assigns of Subtenant and of the mortgagee or upon anyone purchasing an interest in said Subleased Premises at any foreclosure sale. Subtenant agrees to execute one or more agreements to effectuate the foregoing upon the request of Landlord or Sublandlord. Any such mortgage to which the Sublease shall be subordinated may contain such terms, provisions and conditions as the holder deems reasonable and customary. Sublandlord shall use reasonable efforts to secure and deliver to Subtenant a Nondisturbance Agreement from Landlord's current mortgagee, if any, provided however that Sublandlord's failure to obtain such a Nondisturbance Agreement shall not constitute a default by Sublandlord hereunder.

       Subtenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage encumbering the Subleased Premises, Subtenant shall attorn to the purchaser at such foreclosure sale, if requested to do so by such purchaser, and shall recognize such purchaser as the Sublandlord under this Sublease, and Subtenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Subtenant any right to terminate or otherwise adversely affect this Sublease and the obligations of Subtenant hereunder in the event any such foreclosure proceeding is prosecuted or completed. Subtenant agrees that upon such attornment, such purchaser shall not be (a) bound by any payment of Annual Fixed Rent for more than one (1) month in advance, (b) liable for damages for any act or omission of any prior Sublandlord, or (c) subject to any offsets or defenses which Subtenant might have against any prior Sublandlord, provided, however, that after succeeding to Sublandlord's interest under this Sublease, such purchaser shall perform in accordance with the terms of this Sublease all obligations of Sublandlord arising after the date such purchaser acquires title to the Subleased Premises. Upon request by such purchaser, Subtenant shall execute and deliver an instrument or instruments confirming its attornment.

       SECTION 6.11 Estoppel Certificates. From time to time, for delivery to Landlord, Sublandlord or a prospective purchaser or mortgagee of the Subleased Premises or any assignee of any mortgage of the


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   Subleased Premises, upon not less than ten (10) days prior written request by Sublandlord, to execute, acknowledge and deliver to Sublandlord a statement in writing certifying: (a) that this Sublease is unamended (or, if there have been any amendments, stating the amendments); (b) that it is then in full force and effect, if that be the fact; (c) the dates to which Fixed Annual Rent, Tenant's Operating Expense Charge and any other payments to Sublandlord and others have been paid; and (d) that there are no defenses, offsets and counterclaims which Subtenant, at the time of the execution of said statement, has against Subtenant's obligation to pay Rent and to perform its other obligations under this Sublease. Any such statement may be relied upon by Landlord, Sublandlord and such prospective purchaser or mortgagee of the Subleased Premises, or portion thereof, or any assignee of any mortgagee of the Subleased Premises, or portion thereof. From time to time, for delivery to Subtenant, or any party claiming through Subtenant, upon not less than ten (10) days prior written request by Subtenant, Sublandlord agrees to execute, acknowledge and deliver to Subtenant a statement in writing certifying: (a) that this Sublease is unamended, or if there have been any amendments, stating the amendments; (b) that it is then in full force and effect, if that be the fact; and (c) the dates to which Fixed Annual Rent, Tenant's Operating Expense charge, and any other payments to Sublandlord have been paid. Any such statement may be relied upon by Subtenant, and any parties claiming through Subtenant.

       SECTION 6.12 Nuisance. At all times during the Sublease Term and such further time as Subtenant occupies the Subleased Premises, not to injure, overload, deface or otherwise harm the Subleased Premises; nor commit any nuisance; nor to do or suffer any waste to the Subleased Premises; nor permit the emission of any objectionable noise or odor; nor make any use of the Subleased Premises which is improper, or contrary to any law or ordinance or which will invalidate any insurance policy required herein.

       SECTION 6.13 Rules and Regulations. Subtenant and its agents, employees, invitees, licensees, customers, clients, family members, guests, students and parties claiming through Subtenant shall abide by and observe all rules or regulations that Sublandlord may reasonably promulgate from time to time for the operation and maintenance of the Subleased Premises, the Site and the Buildings, provided that notice thereof is given to Subtenant and such rules and regulations are not inconsistent with the provisions of this Sublease. Sublandlord shall not be liable to Subtenant for the violation of such rules or regulations by its employees, agents, business invitees, licensees, customers, clients, family members or guests. If there is any inconsistency between this Sublease and the rules and regulations, this Sublease shall govern. The initial rules and regulations are attached hereto as Exhibit E.

       SECTION 6.14 Signs. No sign, advertisement or notice referring to Subtenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior of the Subleased Premises, except in accordance with law. Sublandlord shall, at Sublandlord's expense, construct a directory pylon at the driveway entrance from New Crossing Way and will, in addition, provide a sign for Subtenant at the walkway entry to Building II. Subtenant may erect a directional sign on the corner of Walker's Brook Drive and New Crossing Way, provided that Subtenant first obtains all necessary governmental permits and approvals therefore and provided that Landlord consents thereto. The size of such sign shall not exceed the area of the "TASC" sign now located on Walker's Brook Drive. Any interior or glass door sign shall be erected or affixed at the sole cost and expense of Subtenant. The design, size, and color of each sign will require the prior written consent of both Sublandlord and Subtenant which consent shall not be unreasonably withheld.

       SECTION 6.15 Permits, Approvals, etc. To keep the Subleased Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use thereof made by Subtenant and to procure all licenses and permits required because of such use; provided, however, that Sublandlord shall be responsible for delivering the Subleased Premises equipped with all safety appliances required, except such appliances as may be required as a result of Subtenant's unusual uses of the Subleased Premises, if any.

       SECTION 6.16 Workman's Compensation Insurance. To keep all Subtenant's employees working in the Subleased Premises covered by workman's compensation insurance in statutory amounts and to furnish Sublandlord with certificates thereof upon request.

       SECTION 6.17 Inspection of Subleased Premises. To permit Sublandlord and Landlord and or their agents to examine the Subleased Premises at reasonable times and with reasonable notice to Subtenant (except in the case of emergency) and, if either Sublandlord or Landlord shall so desire, to make any repairs or replacements Sublandlord or Landlord may reasonably deem necessary or desirable to avert an emergency, the cost of which shall be paid by Sublandlord or Subtenant in accordance with the provisions of this Sublease.


                                       14
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       SECTION 6.18   Non-Exclusive Common Areas. Not to obstruct in any manner
   any portion of the Site or Buildings or any portion thereof used by Subtenant in common with others.

       SECTION 6.19 Tenant's Environmental Indemnity. At all times during the Sublease Term and such further time as Subtenant or those claiming through Subtenant occupy the Subleased Premises or any part thereof, not to introduce, generate or release or to allow to be introduced, generated or released upon the Subleased Premises, the Site or the Buildings any Hazardous Material (as defined herein), in violation of applicable Environmental Laws or without obtaining all permits and approvals required by applicable Environmental Laws for the same, and shall indemnify and hold Sublandlord and its officers, directors, shareholders, employees, affiliates, agents, servants, contractors, guests, invitees and licensees, harmless from all losses, costs, expenses, claims and liabilities, including, without limitation, reasonable attorneys' fees and defense costs, environmental testing and audit costs, remediation costs, and the expenses of investigations and negotiations with regulatory authorities, to the extent arising from Subtenant's breach of the aforesaid obligation or Subtenant's breach of any other obligation contained in this Section 6.19. The term "Hazardous Material" shall include without limitation: (i) substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", "oil" or "solid waste" in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Air
   Act, 42 U.S.C. Section 7401 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. Chapter 21E ("Chapter 21E") (collectively, the "Environmental Laws") and in the regulations promulgated pursuant to the Environmental Laws; (ii) substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or the United Stated government, or which are classified hazardous or toxic under any Environmental Law; and (iv) any material, waste or substance which is
   (A) petroleum, (B) friable asbestos, (C) polychlorinated biphenyls, (D) flammable explosives; or (E) radioactive materials. Subtenant further agrees to the following conditions:


            (i) Subtenant will not use, generate, manufacture, produce, store, release, discharge or dispose of, on, under or about the Subleased Premises, the Site or the Buildings, or transport to or from the Subleased Premises, the Site or the Buildings, any Hazardous Material in violation of applicable Environmental Laws or allow its employees, agents, contractors, or other invitees to do so.


            (ii) Subtenant shall give immediate written notice to Sublandlord of the following circumstances or events of which Subtenant is aware:


                (a) Any action, proceeding or inquiry by any governmental authority with respect to the presence of any Hazardous Material generated or stored by Subtenant on the Subleased Premises, the Site or the Buildings, or the migration thereof from or to other property;


                (b) All demands or claims made or threatened by any third party against Subtenant, or the Subleased Premises, the Site or the Buildings, relating to any loss or injury resulting from any Hazardous Material;


                (c) Any spill, release, discharge or illegal disposal of any Hazardous Material that occurs with respect to the Subleased Premises the Site or the Buildings, or results from Subtenant's operations, including, without limitation, those that would constitute a violation of Environmental Law; and


                (d) All matters of which Subtenant is required to give notice pursuant to any Environmental Law.

            (iii) In the event any Hazardous Materials are introduced, generated or released to or on the Subleased Premises, the Site or Buildings by Subtenant, or anyone claiming by or through Subtenant, including any agent, employee, visitor or contractor of Subtenant, in violation of applicable Environmental Laws, Subtenant shall at its sole expense and within thirty (30) days after demand by Sublandlord (or such shorter period of time as may be required under applicable laws or by any governmental entity having jurisdiction thereof) commence to perform


                                       15
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

and thereafter diligently prosecute to completion such remedial work as is reasonably necessary to restore the Subleased Premises, the Site and the Buildings to, in all material respects, the condition existing prior to the introduction of such Hazardous Material. All such remedial work shall be performed in conformance with this Sublease, and all applicable Environmental Laws. All remedial work shall be performed under the supervision of an environmental consulting engineer approved in advance in writing by Sublandlord (which approval shall not be unreasonably withheld) and otherwise in accordance with this Sublease. All costs and expenses of such remedial work shall be paid by Subtenant including, without limitation, the charges of the consulting engineer, and Sublandlord's reasonable attorneys' fees and costs incurred in connection with the monitoring or review of such remedial work. In the event Subtenant shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion such remedial work, Sublandlord may, but shall not be required to, after prior written notice to Subtenant and Subtenant's failure to perform within thirty (30) days of such notice (provided, however, that such notice shall not be required in the event of an emergency), cause such remedial work to be performed and all reasonable costs and expenses thereof, shall become immediately due and payable together with interest thereon at the rate of interest set forth relative to late payments of Rent pursuant to this Sublease.


            (iv) Without limitation in any respect of any other provision of this Sublease, Subtenant will provide to Sublandlord, for Sublandlord's information, a copy of any plan, program, report, proposal or other document from time to time filed or otherwise furnished by or on behalf of Subtenant in connection with the Subleased Premises, the Site or the Buildings to any governmental authority, agency or other instrumentality governing the environment, including without limitation any hazardous or toxic materials storage, disposition or contingency plans or any plans filed under so-called "Right to Know" laws, prior to the filing thereof with the said government instrumentality.

       ARTICLE VII
       SUBLANDLORD MAINTENANCE, REPAIR AND ALTERATIONS

       SECTION 7.1 Initial Improvements. On or before December 31, 1997, Sublandlord, at its sole cost and expense, shall complete the improvements and alterations to the Subleased Premises described on Exhibit F attached hereto ("Sublandlord's Work"). All Sublandlord's Work shall be done in a good and workmanlike manner and completed with first class materials. Except as otherwise provided in this Section 7.1, Subtenant represents and warrants that it has inspected the Subleased Premises and is satisfied with the condition of the Subleased Premises as of the date hereof and agrees that once the Sublandlord's Work has been completed, to accept the Subleased Premises in their then "as is" condition without any representation or warranty of condition by Sublandlord. Subtenant's occupancy of the Subleased Premises shall be deemed to be a conclusive acknowledgment by Subtenant of its satisfaction with the completion of Sublandlord's Work.

       SECTION 7.2 Landlord's Repair Obligation. Except as otherwise herein provided to the contrary, Sublandlord shall make such repairs to the roof, exterior walls, floors, HVAC, mechanical, electrical and plumbing systems, common areas of Building II and the exterior grounds on Site Two, as may be necessary to keep them in good and operable condition, ordinary wear and tear and casualty excepted. Notwithstanding anything here to the contrary, Subtenant shall be responsible for repairing any damage to the Subleased Premises, the Site, the Buildings and/or the improvements thereon caused by or resulting from the negligent acts, omissions or misconduct of Subtenant, its officers, directors, stockholders, employees, agents or invitees.

       SECTION 7.3 Access. Subtenant will permit Sublandlord, its agents and representatives, to enter the Subleased Premises, to examine, inspect and protect the Subleased Premises and to make such alterations and/or repairs as in the sole judgment of Sublandlord may be necessary or desirable. In connection with any such entry, Sublandlord shall provide reasonable prior notice to Subtenant (except in cases of emergency) and shall use reasonable efforts to minimize the disruption to Subtenant's use of the Subleased Premises.

       Sublandlord shall not be liable to Subtenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business arising from power losses, shortages or unavailability, the necessity of Sublandlord's or Landlord's entering the Subleased Premises for any of the purposes in this Sublease authorized, or for repairing the Subleased Premises or any portion of the Buildings or other improvements located on the Site however the necessity may occur. In case Sublandlord is prevented or delayed from making any repairs, alterations or improvements or furnishing any services or performing any other covenant or duty to perform on Sublandlord's part, by reason of any cause reasonably beyond Sublandlord's control, Sublandlord shall not be liable to Subtenant therefore, nor, shall Subtenant be entitled


                                       16
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   to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Subtenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Subleased Premises. Sublandlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed, provided, however, that in each instance of stoppage, Sublandlord shall exercise reasonable diligence to eliminate the cause thereof. Except in the case of emergency repairs, Sublandlord shall give Subtenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Subtenant by reason thereof.

       SECTION 7.4 Cleaning Services. Sublandlord hereby covenants to furnish to Subtenant, through Sublandlord's employees or independent contractors, the janitorial and cleaning services listed on Exhibit E attached hereto

       SECTION 7.5 Sublandlord's Reservations Sublandlord reserves the right from time to time to (a) install, repair, replace, use, maintain and relocate for service to the Subleased Premises and other parts of the Buildings, pipes, ducts, conduits, wires and appurtenant fixtures wherever located in the Buildings and (b) to alter or relocate any other common facility, provided that the substitutions are substantially equivalent or better and provided that Sublandlord does not unreasonably interfere with Subtenant's use of the Subleased Premises or materially reduce the usable area of the Subleased Premises.

       SECTION 7.6 Interruption of Utilities. Notwithstanding anything to the contrary in this Sublease provided, if as a result of Sublandlord's failure or inability to furnish any of the utilities or services required to be furnished by Sublandlord hereunder, the Subleased Premises are rendered untenantable for a period of more than thirty (30) consecutive days, rent payable under this Lease shall abate until such utilities or services are restored.

       ARTICLE VIII
       QUIET ENJOYMENT

       Sublandlord covenants that (subject to the terms of the Overlease and the timely payment of all amounts due hereunder and the timely performance of Subtenant's obligations hereunder) Subtenant shall peacefully and quietly have, hold and enjoy the Subleased Premises throughout the Sublease Term or until it is terminated as in this Sublease provided without hindrance by Sublandlord or by anyone claiming by, through or under Sublandlord.

       ARTICLE IX
       DAMAGE AND EMINENT DOMAIN

       SECTION 9.1 Fire or Other Casualty. If, in the event that at any time during the Sublease Term or such further time as Subtenant remains in possession of the Subleased Premises, by reason of fire or other casualty, either (a) the Subleased Premises shall be totally damaged or destroyed, or
   (b) a material portion of the Subleased Premises is rendered unsuitable for Subtenant's continued use and occupancy and Landlord does not elect within ninety (90) days to make the required repairs or the damage to the Subleased Premises cannot reasonably be expected to be repaired within nine
   (9) months of the date of the casualty, Sublandlord or Subtenant may elect to terminate this Sublease forthwith upon written notice to the other delivered no later than ninety (90) days after such casualty. This Sublease shall automatically terminate if the Overlease is terminated by Landlord as a result of such casualty.

       In the event that Landlord does not terminate the Overlease, or if Sublandlord or Subtenant do not elect to terminate this Sublease, or if such fire or other casualty does not damage a material portion of the Subleased Premises so as to render it unsuitable for Subtenant's continued use and occupancy, then this Sublease shall remain in full force and effect and Sublandlord shall use reasonable efforts to cause Landlord to repair or rebuild the Subleased Premises so as to restore them to the condition they were in immediately prior to such damage, destruction or demolition within nine (9) months of the date of the casualty. There shall be a reasonable abatement of the Rent payable hereunder from the time of the damage or destruction until completion of the repairs or rebuilding. If the insurance proceeds are not sufficient for Landlord to restore the Subleased Premises and Landlord and Sublandlord are unwilling to contribute the additional funds required for such restoration then Subtenant shall have the right to terminate this Sublease forthwith upon notice to Sublandlord with neither party having further recourse against the other. In repairing or restoring the Subleased Premises, Sublandlord shall not be responsible for any delay which may result from governmental regulations, inability to obtain labor or materials or any other cause beyond Landlord's or Sublandlord's reasonable control.


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       SECTION 9.2   Eminent Domain. Sublandlord reserves all rights to damage
   awards relating to the Subleased Premises and the Subleasehold estate hereby created by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation, Subtenant grants to Sublandlord all Subtenant's rights to such damage awards so reserved, except as otherwise provided herein. Subtenant covenants to execute and deliver such instruments of assignment thereof as Sublandlord may from time to time request. If all the Subleased Premises are taken by eminent domain, this Sublease shall terminate when Subtenant is required to vacate the Subleased Premises or such earlier date as Subtenant is required to begin the payments of Rent to the taking authority. If a partial taking by eminent domain results in so much of the Subleased Premises being taken as to render a material portion of the Subleased Premises unsuitable for Subtenant's continued use and occupancy, Sublandlord or Subtenant may elect to terminate this Sublease as of the date when the Subtenant is required to vacate the portion of the Subleased Premises so taken, by written notice to the other given not more than ninety (90) days after the date on which Sublandlord receives notice of the taking. If a partial taking by eminent domain does not result in such portion of the Subleased Premises as aforesaid being taken, then this Sublease shall not be terminated or otherwise affected by any exercise of the right of eminent domain;
   provided, however, there shall be a reasonable abatement of the Rent and other sums payable hereunder due to the partial taking. Whenever any portion of the Subleased Premises shall be taken by any exercise of the right of eminent domain, and if this Sublease shall not be terminated in accordance with the provisions of this Section 9.2, Sublandlord shall use reasonable efforts to cause Landlord to do such work as may be required to restore the Subleased Premises or what remains thereof (not including Subtenant's trade fixtures, business equipment and furniture) as nearly as may be to the condition in which they were immediately prior to such taking, and Subtenant shall at its expense, proceeding with all reasonable dispatch, do such work to its trade fixtures, business equipment and furniture, as may be required. If the condemnation proceeds are not sufficient to restore the Subleased Premises or what remains thereof and Landlord is unwilling to contribute the additional funds required for such restoration then Subtenant shall have the right to terminate this Sublease forthwith upon notice to Sublandlord with neither party having further recourse against the other. A just proportion of the Rent and other sums payable hereunder, according to the nature and extent of the taking shall be abated from the time Subtenant is required to vacate that portion of the Subleased Premises taken. Nothing contained herein shall be deemed to prevent Subtenant from making a claim for its trade fixtures and moving expenses from any condemning authority.

       ARTICLE X
       DEFAULTS BY SUBTENANT AND REMEDIES

       SECTION 10.1 Defaults. The occurrence of any of the following shall constitute a default by Subtenant under this Sublease:


            (a) If Subtenant shall fail to pay (i) any installment of Fixed Annual Rent, (ii) any installment of Tenant's Operating Expense Charge or (ii) any other payment required by this Sublease within five (5) days of when due, provided, however, that Subtenant's failure to pay any such amount when due more than two (2) times during any consecutive twelve (12) months during the Sublease Term shall be a default hereunder;


            (b) If Subtenant shall violate or fail to perform any other term, condition, covenant or agreement to be performed or observed by Subtenant under this Sublease and such violation or failure to perform is not remedied within fifteen (15) days after delivery to Subtenant of written notice thereof; provided, however, that if such violation or failure shall be of such a nature that the same cannot be completely remedied or cured within such fifteen (15) day period, then no default shall exist if Subtenant shall have commenced curing such default within such fifteen (15) day period and diligently prosecutes such cure to completion within an additional forty-five (45) days; or


            (c) Any of the following (an "Event of Bankruptcy") shall occur:


                (i) Subtenant's becoming insolvent, as that term is defined in Title II of the United States Code (the "Bankruptcy Code"), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the "Insolvency Laws");


                (ii) The appointment of a receiver or custodian for any or all of Subtenant's property or

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                assets, or the institution of a foreclosure action upon any of
                Subtenant's real or personal property;


                (iii) The filing of a voluntary petition by Subtenant under the provisions of the Bankruptcy Code or Insolvency Laws;


                (iv) The filing of an involuntary petition against Subtenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (i) is not dismissed within sixty (60) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or


                (v) Subtenant's making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

       If Subtenant shall be in default under this Sublease, Sublandlord shall have the right, at its sole option, to give Subtenant notice of Sublandlord's intent to terminate the Sublease on the date of delivery of such notice. Upon Subtenant's receipt of such notice, the term of this Sublease and the estate hereby granted shall expire and terminate as fully and completely and with the same effect as if such date were the date fixed for the expiration of the term of this Sublease. With or without terminating this Sublease, Sublandlord may re-enter and take possession of the Subleased Premises. If necessary, Sublandlord may proceed to recover possession of the Subleased Premises under and by virtue of the laws of the Commonwealth of Massachusetts, or by such other proceedings including re-entry and possession, as may be applicable. If Sublandlord elects to terminate this Sublease, everything contained in this Sublease on the part of Sublandlord to be done and performed shall cease without prejudice, however, to the right of Sublandlord to recover from Subtenant all Rent and other sums accrued up to the time of termination or recovery of possession by Sublandlord, whichever is later. Whether or not this Sublease is terminated by reason of Subtenant's default, Sublandlord may, but shall not be obligated to, relet the Subleased Premises or any part thereof for such rent and upon such terms as are not unreasonable under the circumstances and, if the full rental provided herein plus the costs, expenses and damages hereafter described shall not be realized by Sublandlord, Subtenant shall be liable for all damages sustained by Sublandlord, including, without limitation, deficiency in the Fixed Annual Rent and Tenant's Operating Expense Charge, reasonable attorneys' fees, brokerage fees, and the expenses of placing the Subleased Premises in first-class rentable condition equivalent to the condition of the Subleased Premises at the outset of this Sublease or as the Subleased Premises may be improved during the Sublease Term hereof, except as otherwise provided herein. Sublandlord shall in no way be responsible or liable for any failure to relet the Subleased Premises or any part thereof, or any failure to collect any rent due and/or accrued upon such reletting, it being understood and agreed that Sublandlord may elect to hold Subtenant liable for the Fixed Annual Rent, Tenant Operating Expense Charge, and any and all other items of cost and expense which Subtenant shall have been obligated to pay throughout the remainder of the Sublease Term. Any damages or loss of Fixed Annual Rent or Tenant Operating Expense Charge sustained by Sublandlord may be recovered by Sublandlord, at Sublandlord's option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, at Sublandlord's option, may be deferred until the expiration of the Sublease Term, in which event Subtenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of the Sublease Term. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Sublandlord may have against Subtenant for anticipatory breach of this Sublease.

       Notwithstanding the foregoing, upon occurrence of an Event of
            Bankruptcy:


            (a) Sublandlord shall have all rights and remedies available to Sublandlord pursuant to this Article X; provided, that while a case in which Subtenant is the subject debtor under the Bankruptcy Code is pending and only for so long as Subtenant or its Trustee in Bankruptcy (hereinafter referred to as "Trustee") is in compliance with the provisions of subsections (b) and (c) below, Sublandlord shall not exercise its rights and remedies pursuant to this Article X;


            (b) In the event Subtenant becomes the subject debtor in a case pending under the Bankruptcy Code, Sublandlord's right to terminate this Sublease shall be subject to the rights of Trustee to assume or assign this Sublease. Trustee shall not have the right to assume or assign this Sublease unless Trustee within sixty (60) days of the occurrence of an Event of Bankruptcy (i) cures all defaults under this Sublease, (ii) fully compensates Sublandlord for monetary damages incurred


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            as a result of such defaults, and (iii) provides adequate assurance of future performance on the part of Subtenant as debtor in possession or on the part of the assignee subtenant; and


            (c) In the event Subtenant is unable or fails, as provided in paragraph (b) above, to (i) cure its defaults, (ii) reimburse the Sublandlord for its monetary damages or (iii) pay the Fixed Annual Rent and Tenant's Operating Expense Charge due under this Sublease and all other payments required of Subtenant under this Sublease on time, Subtenant agrees in advance that it has not met its burden to provide adequate assurance of future performance, and Sublandlord may terminate this Sublease in accordance with the provisions of this Article X.

       All rights and remedies of Sublandlord set forth herein are in addition to all other rights and remedies available to Sublandlord at law or in equity. All rights and remedies available to Sublandlord hereunder or at law or in equity are expressly declared to be cumulative. The exercise by Sublandlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Subtenant hereunder or of any of Sublandlord's rights or remedies in connection therewith. Neither party shall be deemed to have waived any default by the other hereunder unless such waiver is set forth in a written instrument signed by the party waiving the default. If either party waives in writing any default by the other, such waiver shall not be construed as a waiver of any covenant, condition of agreement set forth in this Sublease except as to the specific circumstances described in such written waiver.

       If Sublandlord shall institute proceedings against Subtenant and a compromise or settlement thereof shall be made, such compromise or settlement shall not constitute a waiver of any other covenant, condition or agreement set forth herein, nor of any of Sublandlord's rights hereunder. Neither the payment by Subtenant of a lesser amount than the installments of Fixed Annual Rent, Tenant's Operating Expense Charge or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of Rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Sublandlord's right to recover the balance of such Rent or other sums or to pursue any other remedy available to Sublandlord. No re-entry by Sublandlord, and no acceptance by Sublandlord of keys from Subtenant, shall be considered an acceptance of a surrender of this Sublease.

       If Subtenant defaults in the making of any payment or in the doing, of any act herein required to be made or done by Subtenant, then Sublandlord may, but shall not be required to, make such payment or do such act. If Sublandlord elects to make such payment or do such act, all costs and expenses incurred by Sublandlord, plus interest thereon at the rate per annum which is two percent (2%) higher than the "prime rate" then being charged by BankBoston, from the date incurred by Sublandlord to the date of payment thereof by Subtenant, shall constitute additional rent due hereunder and shall be payable by Subtenant to Sublandlord within five (5) business days after receipt of written demand therefore, provided, however, that nothing contained herein shall be construed as permitting Sublandlord to charge or receive interest in excess of the maximum legal rate then allowed by law. The taking of such action by Sublandlord shall not be considered as a cure of such default by Subtenant or prevent Sublandlord from pursuing any remedy it is otherwise entitled to in connection with such default.

       If Subtenant fails to make any payment of Rent on or before the date such payment is due and payable, Subtenant shall pay on demand to Sublandlord a late charge of five percent (5%) of the amount of such payment. In addition, if Subtenant shall fail to make any such payment within five (5) days, such payment shall bear interest at the rate per annum which is two percent (2%) higher than the "prime rate" then being charged by BankBoston from the date such payment became due to the date of payment thereof by Subtenant; provided, however, that nothing contained herein shall be construed as permitting Sublandlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such late charge and interest shall constitute additional rent due and payable hereunder with the next installment of Fixed Annual Rent due hereunder.

       SECTION 10.2 Subordination of Claims. As a material inducement to Sublandlord's willingness to enter into this Sublease, Jeffrey A. Neuman, as trustee of the Tudor Trust u/d/t dated August 11, 1986 ("Tudor Trust") has executed and delivered herewith to Sublandlord a certain Subordination Agreement, in the form attached hereto as Exhibit D, which Agreement subordinates all of Tudor Trust's and/or its affiliates'


                                       20
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   present and future claims of indebtedness against Subtenant to any claim or claims of Sublandlord against Subtenant arising under this Sublease.

       ARTICLE XI
     ASSIGNMENT AND SUBLETTING

       SECTION 11.1 Assignment of Sublease by Sublandlord. Sublandlord may assign its interest in this Sublease, including its right to receive any payments hereunder from any source whatsoever, to any mortgagee or other party and may execute in connection therewith all such documents as such mortgagee or other party deems reasonably necessary. Subtenant hereby consents to such assignment by Sublandlord and agrees to execute in connection therewith all such documents acknowledging such assignment as Sublandlord or mortgagee deems reasonable necessary. Sublandlord may, at any time, voluntarily assign, convey or otherwise transfer any of its right, title or interest in or to this Sublease or the Subleased Premises and upon such assignment, conveyance or other transfer, Subtenant shall look only to such assignee or transferee for performance of Sublandlord's obligations thereafter accruing hereunder.

       SECTION 11.2 Assignment and Subletting by Subtenant. Subtenant shall not assign or sublet all or any portion of the Sublease without the prior written consent of Sublandlord, which consent may be withheld by Sublandlord if Landlord refuses or fails to consent thereto. If Landlord consents to a proposed assignment or sublet by Subtenant, Sublandlord agrees not to unreasonably withhold or delay its consent thereto, provided that the financial condition of the proposed assignee or sublessee is equal to or better than that of Subtenant as of the date hereof and the use of Subleased Premises by such party will be compatible with the use of the Buildings and Site by Sublandlord and other occupants. No assignment or subletting and no consent of Sublandlord thereto shall affect the continuing primary liability of Subtenant which following an assignment, shall be joint and several with the assignee. Notwithstanding anything here to the contrary, Subtenant recognizes that any proposed assignee or sublessee must be compatible with Sublandlord's security requirements and, as a consequence, Sublandlord shall have the right to withhold its consent to any proposed assignment or sublease likely to jeopardize or make more costly Sublandlord's security. Landlord shall also have the right to withhold its consent to any proposed assignment or sublease to any competitor of Sublandlord. If Landlord consents to such proposed assignment or subletting, Sublandlord's consent will not be required to an assignment or subletting by Subtenant to any corporation, partnership, trust, or other business organization directly or indirectly controlling Subtenant or to any successor by merger, consolidation, or acquisition of substantially all of the assets of Subtenant; provided however that such assignment or subletting shall not be valid or effective (a) unless Subtenant gives Sublandlord ten (10) days prior written notice of such assignment or subletting, together with such information concerning the proposed assignee or sublessee as Sublandlord shall reasonably request, and (b) such assignee of sublease and its use of the Subleased Premises does not jeopardize or make more costly Subtenant's security. In the event of any assignment or sublease, Subtenant shall pay to Sublandlord as additional rent due hereunder fifty percent (50%) of all "Net Profits" received by Subtenant in connection with such assignment or subletting, such payments to be made to Sublandlord within thirty (30) days after Subtenant's receipt thereof. For the purposes hereof, the term "Net Profits" shall mean all rent and other sums paid to (or for the benefit of) Subtenant, less (i) rent payable by Subtenant hereunder and (ii) customary brokerage, legal, marketing and build out expenses incurred by Subtenant as actual out of pocket expenses in assigning or subletting the Sublease Premises.

       SECTION 11.3   Intentionally Deleted.

       SECTION 11.4   Intentionally Deleted.

       SECTION 11.5 No Waiver or Release. The consent by Sublandlord to any assignment, transfer or subletting to any party other than Sublandlord, including a subsidiary, affiliate or successor corporation or partnership, shall not be construed as a waiver or release of Subtenant from the terms of any covenant or obligation under this Sublease, nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Subtenant of any covenant or obligation contained in this Sublease, nor shall any such assignment or subletting be construed to relieve Subtenant from obtaining the consent in writing of Sublandlord to any further assignment or subletting. In the event that Subtenant defaults hereunder and any applicable grace period contained herein has passed, Subtenant hereby assigns to Sublandlord the rent due from any subtenant of Subtenant and hereby authorizes each such subtenant to pay such rent directly to Sublandlord.


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       ARTICLE XII
       HOLDING OVER

       In the event that Subtenant breaks its obligation hereunder and fails to immediately surrender the Subleased Premises on the date of the expiration of the Sublease Term, Subtenant shall become a Subtenant by the month at a rental rate equal to twice the Annual Fixed Rent and Tenant's Operating Expense Charge in effect during the last month of the Sublease Term and shall also be liable for all damages sustained by Sublandlord on account of such holding over. Said monthly tenancy shall commence on the first day following the expiration of the Sublease Term. As a monthly Subtenant, Subtenant shall be subject to all the terms, conditions, covenants and agreements of this Sublease. Notwithstanding the foregoing provisions of this Article XII, in the event that Subtenant shall hold over after the expiration of the Sublease Term, Sublandlord, at its option, may forthwith re-enter and take possession of the Subleased Premises without process, or by any legal process in force in the Commonwealth of Massachusetts and in any event, Subtenant shall be deemed in default hereunder as a result of such holding over.

       ARTICLE XIII
       MISCELLANEOUS PROVISIONS

       SECTION 13.1 Representations and Warranties. Subtenant acknowledges that neither Sublandlord nor any broker, agent or employee of Sublandlord has made any representations or promises with respect to the Subleased Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Subtenant except as herein expressly set forth.

       SECTION 13.2 Sublandlord/Subtenant Relationship. Nothing contained in this Sublease shall be construed as creating a partnership or joint venture of or between Sublandlord and Subtenant, or to create any other relationship between the parties hereto other than that of Sublandlord and Subtenant.

       SECTION 13.3 Broker. Each party represents and warrants to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Sublease or the Subleased Premises other than the Thomas Group, Inc. and Spaulding & Slye ("the Brokers"). Each party shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder (other than the Brokers) claiming by, under or through the warranting party with respect to dealings in connection with this Sublease or negotiations hereof. The fees of the Brokers earned in connection with the Sublease and the transaction contemplated hereby shall be payable by Sublandlord.

       SECTION 13.4 Notices. All notices, consents, approvals, or other communication required by the provisions of this Sublease to be given to Sublandlord or Subtenant shall be in writing and shall be given by registered or certified mail or by overnight courier addressed to the Mailing Address of the party set forth in Section 1.1 hereof or to such other address as the party shall have last designated by notice, and with a copy in the case of Sublandlord to Primark Corporation, 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02154, Attention: Michael Kargula, Executive Vice President and General Counsel and to Lawrence R. Cahill, P.C., Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, and in the case of Subtenant to Jeffrey A. Hermanson, Esq., Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, or such other counsel as either party may from time to time designate in writing. The customary receipt shall be conclusive evidence of compliance with this
   Section 13.4. Notice shall be deemed given when delivered to a courier or three (3) days after deposit in the U.S. mail, postage prepaid.

       SECTION 13.5 Notice of Sublease. Subtenant agrees that it will not record this Sublease. However, Sublandlord and Subtenant shall, upon the request of either, execute, acknowledge, and deliver a recordable notice of this Sublease. If this Sublease is terminated before the expiration of the Sublease Term, Sublandlord and Subtenant shall execute and deliver an instrument in form suitable for recording acknowledging the date of termination of this Sublease.

       SECTION 13.6 Applicable Law, Severability, Construction. This Sublease shall be governed by and construed in accordance with the laws of Massachusetts and, if any provisions of this Sublease shall to any extent be invalid, the remainder of this Sublease, and the application of such provisions in other circumstances, shall not be affected thereby. This Sublease may be amended only by an instrument in writing executed by Sublandlord and Subtenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Sublease.


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       SECTION 13.7   Successors and Assigns. It is understood and agreed that
   the covenants and agreements of the parties hereto shall run with the land and that no covenant or agreement of Sublandlord, expressed or implied, shall be binding upon Sublandlord except in respect of any breaches or breaches thereof committed while Sublandlord holds a leasehold interest in the Subleased Premises. Reference in this Sublease to "Sublandlord" or to "Subtenant" and all expressions referring thereto, shall mean the person named herein as Sublandlord or as Subtenant, as the case may be, and the heirs, executors, administrators, successors and assigns of such person or persons, and those claiming by, through or under it unless repugnant to the context. The person who signs this Sublease for Subtenant in a representative capacity personally warrants and represents that he is duly authorized to do so.

       It is further understood and agreed that Subtenant shall look solely to the leasehold estate of Sublandlord for the satisfaction of Subtenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Sublandlord in the event of any default or breach by Sublandlord with respect to any of the terms, covenants and conditions of this Sublease to be observed or performed by Sublandlord and any other obligations of Sublandlord created by or under this Sublease, and neither any officer of Sublandlord executing this Sublease nor any shareholder, employee or agent of Sublandlord shall be personally liable for any of the covenants or agreements of Sublandlord expressed herein or implied hereunder or otherwise because of anything arising from or connected with the use and occupation of the Subleased Premises by Subtenant.

       No officer of Subtenant executing this Sublease, nor any shareholder, employee or agent of Subtenant shall be personally liable for any of the covenants or agreements of Subtenant expressed herein or implied hereunder.


       SECTION 13.8 Sublease Subject to Overlease. This Sublease is subject to the terms and conditions of the Overlease. Subtenant and Sublandlord represent, warrant and agree that neither party shall do anything which shall have the effect of creating a breach on the part of Sublandlord or Subtenant of any of the terms, covenants and conditions of the Overlease. Subtenant and Sublandlord agree that this Sublease shall not be effective unless and until the Landlord shall consent hereto in writing. Subtenant agrees to reasonably cooperate with Sublandlord in connection with the obtaining of Landlord's consent to this Sublease and Subtenant further agrees to submit in writing to Sublandlord for transmittal to Landlord any reasonable information or document requested by Landlord.

       SECTION 13.9 Common Facilities. Cafeteria. Subtenant shall have the nonexclusive right, in common with others, to have its employees use the cafeteria facilities located in Building One, which cafeteria area is more specifically identified in Exhibit H attached hereto (the "Cafeteria"). Conference Room. Subtenant shall have the nonexclusive right, in common with others, to use the conference room located in the Original Building, the location of which is more specifically identified on Exhibit I attached hereto (the "Conference Room"). The Sublessee's right to use the Conference Room shall be limited a total of eight (8) days per year. Subtenant's use of the Conference Room must be scheduled no less than fourteen (14) days in advance and shall be subject to the reasonable availability thereof. The number of persons in attendance shall not exceed fifty (50) on any occasion.

       Parking. Subtenant shall have the right to use 117 parking spaces adjacent to Building II for the use of its employees. Such "employee parking" shall be located as shown on Exhibit B attached hereto. In addition, Subtenant shall have the right to use 8 additional parking spaces, also adjacent to Building II, for visitor (but not employee) parking, such "visitor parking" will be located as shown on Exhibit B. All Subtenant employees shall park in the "employee parking area" and shall exit and enter the Subleased Premises only through the entrance to the Subleased Premises adjacent to the "employee parking" area on the southeast side of Building II.

       Loading Dock. Sublandlord will use reasonable efforts to make available to Subtenant shipping and receiving facilities located in the Original Building (as more particularly identified as Exhibit J attached hereto) to be used on a limited basis in common with Sublandlord. The use of such shipping and receiving facilities shall be limited as set forth in that certain letter of June 9, 1997 from Xyvision to The Thomas Group, Inc., a copy of which is attached hereto as Exhibit K.

       Subtenant's use of the Cafeteria, Conference Room, Parking Areas, and Loading Dock shall be in accordance to the Rules and Regulations attached hereto as Exhibit E (including any subsequent amendments thereto promulgated from time to time by Sublandlord). Subtenant's usage thereof shall also comply with the

   United States Department of Defense security regulations and Sublandlord's security regulations related thereto. The breach by Subtenant, its employees, agents or invitees of such Rules and Regulations or the security requirements shall constitute a default under this Sublease. In such event, Sublandlord may, by written notice to Subtenant, revoke Subtenant's right to the use and enjoyment of the Cafeteria, Loading Dock and/or the Conference Room. Notwithstanding anything here to the contrary, Subtenant understands and agrees that its use of the Cafeteria, Conference Room, and Loading Dock must be coordinated carefully with Sublandlord so as to minimize any negative impact on Sublandlord or its operations. Sublandlord and Subtenant agree to work together cooperatively to work out the mutually agreeable use of such facilities. However, if Sublandlord and Subtenant are unsuccessful in doing so, then Sublandlord shall have the right to terminate Subtenant's use of such areas by written notice to Subtenant and in such event Subtenant shall immediately cease further use of such facilities and shall nevertheless continue to perform all of its obligations hereunder without abatement, set off or counterclaim.

       SECTION 13.10 Non-Competition for Employees. Sublandlord and Subtenant hereby covenant and agree not to interview or employ any "Employees" of the other at any time during the Sublease Term. For the purposes hereof, the term "Employees" shall include any then current employee of either Sublandlord or Subtenant or any person who was employed by such party at any time during the Sublease Term. In addition to all other remedies available herein, or at law or in equity, in the event that either Sublandlord or Subtenant breaches its obligation contained in this Section the breaching party (the "Breaching Party") shall immediately after written demand therefor pay the other party (the "Aggrieved Party") the sum of $100,000 for each Employee of the Aggrieved Party hired by the Breaching Party. Sublandlord and Subtenant understand and agree that the damages caused to the Aggrieved Party by such a breach are likely to be difficult or impossible to calculate and substantiate. As a consequence, Sublandlord and Subtenant agree that $100,000 shall be deemed a fair and equitable liquidated damage sum for each such breach. Notwithstanding anything to the contrary, Sublandlord and Subtenant may (but shall not be required to) mutually agree in writing to allow the hiring of an Employee by the other and in such event the hiring party shall not be default under this Section 13.10; provided that both parties have given their prior written consent thereto.

       SECTION 13.11 Right of First Offer. In the event that Sublandlord shall decide to offer to sublease additional space in the Buildings ("Additional Space"), Sublandlord shall give written notice to Subtenant of its intention to do so (the "Intention to Sublease Notice"), which notice shall contain Sublandlord's proposed rental terms. Subtenant shall have the right, for a period of 14 days after receipt of the Intention to Sublease Notice to sublease the Additional Premises being offered by Sublandlord pursuant to the terms set forth in the Intention to Sublease Notice. Subtenant's election to sublease must be set forth in a written acceptance of the terms set forth in the Intention to Sublease Notice, which acceptance must be delivered to Sublandlord within said fourteen (14) day period. Notwithstanding anything herein to the contrary, the Rent payable by Subtenant to Sublandlord with respect to the first ten thousand (10,000) square feet of Additional Space shall be identical on a square footage basis to the Fixed Annual Rent and Tenant's Operating Expense Charge then and thereafter payable by Subtenant under this Sublease, with the effect that the Fixed Annual Rent for the Additional Space shall be $14 per square foot per year for each rentable square foot of the Additional Space (which amount shall be increased to $15 per square foot if the Second Extended Term is exercised) and the Subtenant Operating Expense Charge applicable to such Additional Space shall be $5 per square foot of Additional Space if such space is offered on or before January 31, 1999, which amount shall increase by 4 for each 12-month period thereafter. If the Additional Space to be offered by Sublandlord exceeds ten thousand (10,000) square feet or if Subtenant has previously subleased an additional 10,000 square feet of space in the Buildings, then Sublandlord may charge Subtenant the fair market rental value for space in excess of 10,000 square feet, as determined in Sublandlord's sole judgment and as set forth in the Intention to Sublease Notice. If Subtenant elects to sublease the Additional Space as herein provided, it will execute and deliver to Sublandlord a Sublease which is identical to this Sublease in all material respects with the exception of the description of the sublease premises, the sublease term and, if applicable, the Rent. The new sublease for the Additional Space must be executed and delivered to Sublandlord within thirty (30) days after Subtenant's receipt of Sublandlord's Intention to Sublet Notice. If for any reason other than a Sublandlord default or delay, a sublease agreement for the Additional Space has not been executed and delivered by the parties within said thirty (30) day period, then Sublandlord shall have the right to market the Additional Space and sublease it to a third party on any terms that Sublandlord may elect and Subtenant shall no longer have any rights with respect thereto.

       SECTION 13.12 Handicapped Access. Subtenant has inspected the Subleased Premises and is satisfied with its compliance with applicable laws, including without limitation, laws relating to access. If during the Sublease Term, Sublandlord or Subtenant is required by a governmental enforcement action, or the filing of a third party lawsuit seeking to modify access to the Subleased Premises, to comply with then applicable handicapped access laws, Sublandlord will be responsible for causing the Subleased Premises to comply therewith at Sublandlord's sole cost and expense

       SECTION 13.13 Temporary Storage. Sublandlord will use its reasonable efforts to make available on a temporary basis off-site storage for certain furniture and computer equipment. Subtenant shall pay Sublandlord at the commencement of such storage, rent equal to $5 per square foot per year for the storage space, which rent shall be prorated over the number of days between the commencement of such storage to February 1, 1998. Subtenant shall remove all of its goods and materials from such storage space so leased by Subtenant on or before February 1, 1998. Subtenant shall obtain insurance in such amounts as Sublandlord may reasonably request, insuring the stored goods and materials against damage or injury during such storage. Subtenant hereby releases Sublandlord, its officers, directors, employees and agents from all liability in connection with any damage done to, or resulting from, the storage of such goods and materials, unless such damage or casualty is caused by the gross negligence or willful misconduct of Sublandlord, its officers, directors, agents or employees. Subtenant hereby agrees to indemnify and hold Sublandlord and its officers, directors, shareholders, employees, affiliates, agents, servants, contractors, guests, invitees and licensees, harmless from all liability in connection with its storage of such goods and materials and its use of the storage area. While Sublandlord and Subtenant shall attempt to agree upon mutually satisfactory storage arrangements, if they shall fail to do so, such failure shall not be deemed to be a breach by Sublandlord of this Sublease, nor shall Subtenant's obligations hereunder in any way be altered or diminished.

       Executed as an instrument under seal as of the date first written above.

   ATTEST: SUBLANDLORD:

            TASC, Inc.

            By:

    Witness       Its:

            SUBTENANT:

            Xyvision, Inc.

            By:

    Witness       Its:


     List of Exhibits



    Exhibit A-1 - Legal Description of Site One
    Exhibit A-2 - Legal Description of Site Two
    Exhibit A-3 - Plan of Subleased Premises
    Exhibit B - Parking and Access Plan
    Exhibit C - Letter of Credit
    Exhibit D - Subordination Agreement
    Exhibit E - Rules and Regulations
    Exhibit F - Sublandlord's Work
    Exhibit G - Janitorial and Cleaning Services
    Exhibit H - Cafeteria Plan
    Exhibit I - Conference Room Plan
    Exhibit J - Loading Dock Plan
     Exhibit K - Letter re: Use of Shipping and Receiving Area

EXHIBIT A-l

That certain parcel of land in the Town of Reading, County of Middlesex, Commonwealth of Massachusetts described as follows:


Beginning at a point at the easterly most corner of the parcel, said point being located on the westerly sideline of Walkers Brook Drive and being the lot corner dividing land of Boston Gas Company and "Lot I";


Thence along the line dividing land of Boston Gas Company and "Lot I" S53|SD48'35"W four hundred fifty eight and seventy two hundredths feet (458.72 ft.);


Thence S39|SD30'35"W four hundred fifty four and twelve hundredths feet (454.12 ft.) to the lot corner dividing land of Boston Gas Company, Boston & Maine Railroad and "Lot I";


Thence along the line dividing land of Boston & Maine Railroad and "Lot I" N59|SD26'15"W five hundred eighty one and seventy five hundredths feet (581.75 ft.) to the lot corner dividing land of Boston & Maine Railroad, a fifty foot wide (50 ft.) Town of Reading Right of Way and "Lot I";


Thence along the line dividing the fifty foot Right of Way and "Lot I" N36|SD07'23"E two hundred twenty feet (220.00 ft.) to the lot corner dividing "Lot I" and "Lot II";


Thence along the common lines dividing "Lot I" and "Lot II" by the following courses: S53|SD52'37"E seventy and forty nine hundredths feet (70.49 ft.);


Thence S36|SD07'23"W two feet (2.00 ft.);


Thence S53|SD52'37"E fifty nine and fifty hundredths feet (59.50 ft.);


Thence N36|SD07'23"E four feet (4.00 ft.);


Thence S53|SD52'37"E seventy seven and sixty five hundredths feet (77.65 ft.);


Thence N39|SD30'36"E fifty six and ninety one hundredths feet (56.91 ft.);


Thence S50|SD29'24"E sixty feet (60.00 ft.);


Thence N39|SD30'36"E one hundred seventy five and eight hundredths feet (175.08 ft.);


Thence N30|SD39'46"W twenty two and forty six hundredths feet (22.46 ft.);


Thence N05|SD29'26"W twenty three and sixteen hundredths feet (23.16 ft.);


Thence N39|SD30'36"E one hundred nine and ninety five hundredths feet (109.95 ft.);


Thence N84|SD30'36"E seventy seven and thirteen hundredths feet (77.13 ft.);


Thence N39|SD30'36"E one hundred fifty six and sixty three hundredths feet (156.63 ft.);


Thence N75|SD35'47"E twenty four and seventy five hundredths feet (24.75 ft.);


Thence N39|SD30'36"E one hundred thirty two and fifty five hundredths feet (132.55 ft.).to a point on the westerly sideline of Walkers Brook Drive at the lot corner dividing "Lot I" and "Lot II";


Thence S54|SD07'50"E four hundred three and one hundredths feet (403.01 ft.) along the westerly sideline of Walkers Brook Drive to the point of beginning.


TOGETHER WITH:

PARKING EASEMENT #1: A parking easement on the area shown as "Parking Easement #1" on a plan recorded with Middlesex South District Registry of Deeds on September 4, 1987 as Plan No. 1233 of 1987 in Book 18519, Page 105, which easement is located within Lot 3 as shown on said plan. Said easement shall be for the sole purpose of parking registered motor vehicles. Subtenant shall maintain the area shown as "Parking Easement #1" in a safe and clean condition. Said "Parking Easement #1" is bounded and described as follows:


NORTHWESTERLY by Lot 3, 167.66 feet;
NORTHWESTERLY by Lot 3, 17.00 feet;
SOUTHEASTERLY by Lot I, 166.00 feet;
SOUTHWESTERLY and by land now or formerly of Boston & Maine R.R., 17.08 feet.


Said easement right is subject to the limitations, restrictions and conditions as contained in deed from Arthur Gelb and Harry B. Silverman, Trustees, TASC Realty Trust, to the Town of Reading recorded with said Registry in Book 17792, page 225.

ACCESS AND UTILITY Easement #1: An access and utility easement, in common with others, for the purpose of pedestrian and vehicular access to and from John Street and for underground utility connections in that area shown as "Access & Utility Easement #1" on the above referenced plan. Subtenant shall maintain the easement areas in a safe and clean condition. Utilities shall be underground only. Any excavation for the installation, inspection, replacement and maintenance of utilities by Subtenant shall be done expeditiously and so as not to interfere with the rights of others over the easement area. No parking shall be allowed in the easement area, excepting that portion contained in "Parking Easement #3". Said easement area is bounded and described as follows:


NORTHEASTERLY by Lot II, 129.53 feet;
SOUTHWESTERLY by Lot II, 4.00 feet;
SOUTHEASTERLY by Lot II, 213.63 feet;
SOUTHERLY by Lot I, 52.33 feet;
SOUTHEASTERLY by Lot I, 156.63 feet;
SOUTHERLY by Lot I, 24.75 feet;
SOUTHEASTERLY by Lot I, 132.55 feet; and
NORTHEASTERLY by John Street, 47.67 feet.

The premises are subject to the following easement rights, as shown on the above-referenced plan:

Easement First: an access and utility easement, in common with others, for the purpose of pedestrian and vehicular access to and from John Street and for underground utility connections over that area shown as "Access & Utility Easement #2", and being bounded and described as follows:


NORTHWESTERLY by Lot II, 132.55 feet;
NORTHEASTERLY by John Street, 30.49 feet;
SOUTHWESTERLY by Lot I, 266.11 feet;
SOUTHERLY by Lot I, 63.64 feet;
NORTHWESTERLY by Lot II, 156.63 feet;
NORTHERLY by Lot II, 24.75 feet.

Easement Second: A variable-width drainage and utility easement for the purpose of surface and subsurface drainage and overhead, surface and subsurface utility connections over that area shown as "Variable-Width Drainage & Utility Easement" and being bounded and described as follows:


NORTHEASTERLY by John Street, 298.93 feet;
SOUTHEASTERLY by Lot I, 312.84 feet;
WESTERLY by Lot I, 281.98 feet;
NORTHWESTERLY by Lot I, 109.11 feet.

Easement Third: A drainage easement of thirty (30) feet in width for the purpose of subsurface drainage, running generally in a northwest to southeast direction from the common boundary between Lot I and Lot 3 and shown as "30'-Wide Drainage Easement" and being bounded and described as follows:

NORTHWESTERLY by Lot I, 514.12 feet;
SOUTHEASTERLY by Lot I, 30.00 feet;
SOUTHWESTERLY by Lot I, 512.35 feet;
NORTHWESTERLY by Lot 3, 30.03 feet.

Easement Fourth: A 30-foot-wide drainage and utility easement along the southwesterly rear lot line of Lot I and shown as "30" Drainage & Utility Easement". Said easement is for the purpose of drainage and utility connections. This easement right exists in common with rights of others over said easement, insofar as in force and applicable.

Easement Fifth: A portion of a sewer easement of thirty (30) feet in width, running generally in a northerly to southerly direction from the northerly boundary of Lot 2 and shown on the above-referenced plan as "30' Sewer Easement."

Easements First through Fifth are created and reserved for the benefit of Lots II and 2, as shown on the above-referenced plan.

Easement Sixth: A 50 foot wide easement over the area shown as "50' Wide Drainage Canal Easement" as shown on the above-referenced plan which runs near the southeasterly sideline of Lot I. This easement is for the limited purpose of allowing the Town of Reading (the "Town") to enter such ditch for repairing and maintaining the existing drainage ditch and or no other purpose. The Town's rights are subject to the taking by the Commonwealth of Massachusetts for an easement recorded at Middlesex South District Registry of Deeds Book 6695, Page
502. Nevertheless, under no circumstances shall this reservation in the Town prohibit the Subtenant, its successors and assigns from lawfully altering such ditch or from establishing a drainage design and system on other property of Subtenant, its successors and assigns which will discharge into said drainage ditch and drainage area. There exists a covenant by the Town not to alter such drainage ditch or system in a manner that would cause the drainage water to inundate the banks of said ditch and flow onto the remainder of the premises, or other property of Subtenant.

Easement Seventh: A 20 feet wide access easement along the southeasterly sideline of the 50 foot wide drainage canal easement as described in the preceding paragraph and as shown on the above-referenced plan as "20' Wide Access Road Easement". This easement is for the limited purpose of vehicular or pedestrian access to the canal by the Department of the Public Works of the Town of Reading for the exclusive purpose of maintaining said canal and for no other purpose.

Easement Eight: The right to drain into the existing 50 foot wide drainage canal easement as shown on the above-referenced plans located near the southeasterly sideline of Lot I, for the benefit of Lots II and 2.

As to Easements First through Sixth, and Easement Eighth, Subtenant reserves for the benefit of Lots II and 2, the right to enter the premises for the purpose of inspection, installation, maintenance, replacement, repair and testing work. Subtenant covenants and agrees to use the easements in a safe and lawful manner, to excavate when necessary, in an expedient manner, and to restore the surface of the area disturbed by these activities. Easements Fourth, Fifth, Sixth and Seventh are also described in deed recorded with said Registry in Book 15891, Page 44. The premises are subject to such easements and have the benefit of restrictions and reservations with reference to such easements as contained in said deed, insofar as in force and applicable to Lot I.
     EXHIBIT A-2

     Parcel 1



That certain parcel of land in the Town of Reading County of Middlesex, Commonwealth of Massachusetts described as follows:


Beginning at a point located at the intersection of the southerly sideline of Walkers Brook Drive with the easterly sideline of New Crossing Road.


Thence S 54|SD 07' 50" E Three Hundred Twenty Two and Twenty Nine Hundredths Feet (322.29 Ft.) along the southerly sideline of Walkers Brook Drive;


Thence along the lines dividing lots I and II by the following courses; S 39|SD 30' 36" W One Hundred Thirty Two and Fifty Five Hundredths Feet (132.55 ft.);

Thence S 75|SD 35' 47" W Twenty Four and Seventy Five Hundredths Feet (24.75
Ft.);


Thence S 39|SD 30' 36" W One Hundred Fifty Six and Sixty Three Hundredths Feet (156.63);

Thence S 84|SD 30' 36" W Seventy Seven and Thirteen Hundredths Feet (77.13
Ft.);

Thence S 39|SD 30' 36" W One Hundred Nine and Ninety Five Hundredths Feet (109.95 Ft.);

Thence S 05|SD 29' 26" E Twenty Three and Sixteen Hundredths Feet (23.16 Ft.);

Thence S 30|SD 39' 46" E Twenty Two and Forty Six Hundredths Feet (22.46 Ft.);

Thence S 39|SD 30' 36" W One Hundred Seventy Five and Eight Hundredths Feet (175.08 Ft.);

Thence N 50|SD 29' 24" W Sixty Feet (60.00 Ft.);

Thence S 39|SD 30' 3611 W Fifty Six and Ninety One Hundredths Feet (56.91 Ft .)


Thence N 53|SD 52' 37" W Seventy Seven and Sixty Five Hundredths Feet (77.65
Ft.);


Thence S 36|SD 07' 23" W Four Feet (4.00 Ft.); Thence N 53 52' 37" W Fifty Nine and Fifty Hundredths Feet (59.50 Ft.);

Thence N 36|SD 07' 23" E Two Feet (2.00 Ft.);


Thence N 53|SD 52' 37" W Seventy and Forty Nine Hundredths Feet (70.49 Ft.) to a point located on the easterly side-line of New Crossing Road;


Thence N 36|SD 07' 23" E Seven Hundred Three and Fifty Three Hundredths Feet (703.53 Ft.) along the easterly sideline of New Crossing Road to a point of curvature;


Thence by a curve to the right of radius Twenty Feet (20.00 Ft.) Thirty One and Thirty Three Hundredths Feet (31.33 Ft.) to the point of beginning.


Parcel 2

That certain parcel of land in the Town of Reading, County of Middlesex, Commonwealth of Massachusetts described as follows:


Beginning at the southerly most point of the parcel, said point being located at the intersection of the westerly sideline of New Crossing Road and the northerly layout line of the Boston and Maine Railroad right of way.


Thence N 59|SD 26' 15" W Two Hundred and Forty Two Hundredths Feet (200.42 Ft.) along the Boston and Maine Railroad layout line;

Thence N 73|SD 06' 57" E Two Hundred Ninety Eight and Twenty Nine Hundredths Feet (298.29 Ft.) to a point;

Thence S 53|SD 52' 37" E Twenty Feet (20.00 Ft.) to a point located on the westerly sideline of New Crossing Road; Thence S 36|SD 07' 23" W Two Hundred Eighteen and Eighty Three Hundredths Feet (218.83 Ft.) to the point of beginning.

EXHIBIT C


LETTER OF CREDIT

BENEFICIARY: TASC, Inc.
     MAXIMUM/AGGREGATE
            USD $444,600.00



EXPIRATION DATE:


LADIES AND GENTLEMEN:
     WE HEREBY ESTABLISH OUR IRREVOCABLE LETTER OF CREDIT IN YOUR FAVOR FOR ACCOUNT OF THE APPLICANT, XYVISION, INC., UP TO AN AGGREGATE AMOUNT NOT TO EXCEED $444,600 US DOLLARS AVAILABLE BY YOUR DRAFT(S) DRAWN ON OURSELVES AT SIGHT WHICH STATE THAT YOU ARE ENTITLED TO DRAW ON SUCH LETTER OF CREDIT, SUCH DRAFT(S) TO BE ACCOMPANIED BY THE ORIGINAL OF THIS LETTER OF CREDIT AND BY A WRITTEN CERTIFICATION BY AN AUTHORIZED REPRESENTATIVE OF BENEFICIARY, SWORN TO UNDER OATH, IN THE FORM OF EXHIBIT A ATTACHED HERETO.

     PARTIAL DRAWINGS ARE PERMITTED.

     DRAFTS MUST STATE "DRAWN AGAINST STRAIGHT STANDBY LETTER OF CREDIT NUMBER __________" AND MUST BE PRESENTED AT ____________________.

     THIS LETTER OF CREDIT IS TRANSFERABLE BY BENEFICIARY. IF AT ANY TIME YOU DESIRE TO TRANSFER YOUR INTEREST HEREUNDER, KINDLY FURNISH US WITH INSTRUCTIONS FOR TRANSFER ON OUR STANDARD TRANSFER FORM AND THEN RETURN THIS LETTER OF CREDIT TO US FOR APPROPRIATE ENDORSEMENT.

     EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500.

     WE AGREE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED ON PRESENTATION TO US.

Exhibit A)
To Letter of Credit


CERTIFICATE


The undersigned, being first duly sworn, deposes and says as follows:

       1. That the undersigned is an authorized representative of _________________ ("Beneficiary"), and that the undersigned is duly authorized to sign this Certificate on behalf of Beneficiary; and

       2. 2. That either (i) a default which extends beyond applicable grace or cure periods exists under the Sublease dated ________________ between Xyvision, Inc. and Beneficiary, or (ii) the Letter of Credit provided to Beneficiary is due to expire within thirty (30) days from the date hereof, Beneficiary has not received written notice that such letter of credit has been renewed, and no satisfactory replacement letter of credit has been delivered to Beneficiary.
                               By: ________________________ Name:
                                  Title:


    STATE OF __________________
____________________ COUNTY, SS


     On this _____ day of ____________, before me appeared _______________________, to me personally known, who, being by me duly sworn, did say that he/she is the _______________ of ___________________, a ______________________ corporation, that said instrument was signed on behalf of said corporation, and that the foregoing certification is true, correct and complete to his/her personal knowledge, and he/she did acknowledge said instrument to be his/her free act and deed and the free act and deed of said corporation.


                               _____________________________
                               Notary Public My Commission Expires:


   This certificate is signed by ________________________ , N.A., for identification:
                               _________________________________
                               Hereunto Duly Authorized

    EXHIBIT D


    SUBORDINATION AGREEMENT

       This is a Subordination Agreement (this "Agreement") made and entered by and between Jeffrey A. Neuman, as trustee of the Tudor Trust u/d/t dated August 11, 1986, with an address of 233 South Beverly Drive, Beverly Hills, California (the "Junior Lender") and TASC, INC., a Massachusetts corporation with an address of 55 Walkers Brook Drive, Reading, Massachusetts 01867 ("TASC").

       TASC is the Sublandlord under a certain Sublease (the "Sublease") of even date between TASC and Xyvision, Inc. (the "Debtor").

       The Junior Lender has loaned certain funds to Debtor in accordance with the provisions of a certain Secured Advance Facility Loan Agreement dated September 28, 1993, as amended (the "Junior Loan Facility").

       In consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Junior Lender and TASC hereby agree as follows:

       1. The Junior Loan Facility, as it may be amended from time to time, shall be, at all times, subject and subordinate to the Debtor's obligations to TASC under the Sublease and to any and all extensions, modifications, increases, renegotiations, renewals or replacements thereof.

       2. The Junior Lender covenants and agrees with TASC that, promptly upon demand by TASC, the Junior Lender shall execute, acknowledge, seal and deliver such additional and further documents as TASC may, from time to time, reasonably require to evidence such subordination and other provisions herein provided for.

       3. The Junior Lender agrees that following any default by Debtor under the Sublease the Junior Lender shall not seek to assert, collect or enforce any amounts due to it under the Junior Loan Facility until such time as Debtor's obligations to TASC under the Sublease have been satisfied in full. The foregoing shall not limit the right of the Junior Lender to collect payments under the Junior Loan Facility prior to the occurrence of any such default.

       4. The agreements and obligations of the Junior Lender hereunder shall not be affected by any action TASC has taken, or may take, or fail to take, with respect to the Debtor under the Sublease or any other instrument now or hereafter existing that evidences or secures the Debtor's obligations to TASC under the Sublease.

       5. All of the covenants, agreements and obligations of the Junior Lender set forth herein shall be binding upon its successors and assigns and each subsequent holder from time to time of the Junior Loan Facility and shall inure to the benefit of TASC, its successors and assigns, and the holder from time to time of the Sublandlord's interest under the Sublease. 6. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the Commonwealth of Massachusetts.

       7. TASC and Junior Lender respectively warrant and represent to each other that the execution and delivery of this Subordination Agreement has been duly authorized and that their respective obligations hereunder constitute valid, binding and enforceable obligations in accordance with the terms hereof.

       IN WITNESS WHEREOF, the parties have caused these premises to be executed and delivered as an instrument under seal as of the ____ day of _______________, 1997.
                               TASC


                               By:  ______________________________
                                   Name:
                                   Title:

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

                               TUDOR TRUST


                               ____________________________________

                               Jeffrey L. Neuman, Trustee as aforesaid and not individually

       The undersigned Debtor hereby consents to the foregoing and agrees to be bound by all of the terms, conditions and provisions hereof.

       EXECUTED as a sealed instrument as of the ____ day of
                               ___________________, 1997



                               XYVISION, INC.


                               By: ______________________________

                                   Title:

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